UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 21, 2006
REGENT COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-15392	31-1492857

(Commission File Number)	(IRS Employer Identification No.)

2000 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices)	(Zip Code)
(513) 651-1190

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On November 21, 2006, Regent Broadcasting, LLC and its parent company, Regent Communications, Inc., (together, the “Company” or “Regent”) entered into a Credit Agreement with its issuing lender, Bank of America, N.A., and the other lenders identified in the Credit Agreement. Under the terms of the Credit Agreement, the lenders have made available to Regent a senior secured credit facility in the maximum aggregate principal amount of $240.0 million, consisting of a Senior Secured Term B Loan Facility (the “Term B Loan”) in the aggregate principal amount of $115.0 million, a Senior Secured Revolving Credit Facility (the “Revolving Facility”) in the aggregate principal amount of $75.0 million, and a Senior Secured Delayed Draw Term Loan Facility (the “Delayed Draw Term Loan”) in the aggregate principal amount of $50.0 million. The Credit Agreement includes a commitment to issue letters of credit of up to $35.0 million in aggregate face amount, subject to the maximum revolving commitment available. The Credit Agreement also provides for an additional $100.0 million incremental loan facility, subject to the terms of the facility. Borrowings under the incremental facility may be priced differently than the original term and revolving loans. The credit facility is available for working capital, permitted acquisitions, including related acquisition costs, and general corporate purposes. The Company incurred approximately $2.6 million in financing costs related to the Credit Agreement, which are being amortized over the life of the facility.
     Commencing March 31, 2007, the Company is required to make quarterly repayments in the amount of $287,500 of the amounts borrowed under the Term B Loan, until November 21, 2013, at which date any remaining amounts outstanding under the loan are due and payable. Borrowings under the Delayed Draw Term Loan must be repaid in 24 quarterly installments, commencing March 31, 2008. Repayments begin at 1.25% of the outstanding principal amount, which percentage increases to a maximum of 6.25% of the outstanding principal amount, until the final payment date of November 21, 2013. No repayments are required under the Revolving Facility until the termination of the Credit Agreement on November 21, 2013. Borrowings under the Delayed Draw Term Loan and the Revolving Facility bear interest at a rate equal to, at the Company’s option, either (a) the higher of the rate announced or published publicly from time to time by the agent as its corporate base rate of interest or the Federal Funds Rate plus 0.5%, in either case plus the applicable margin determined under the Credit Agreement, which varies between 0.0% and 1.0% depending upon the Company’s Consolidated Leverage Ratio, or (b) the Eurodollar Rate plus the applicable margin, which varies between 0.75% and 2.5%, depending upon the Company’s Consolidated Leverage Ratio. Borrowings under the Term B Loan bear interest at a rate equal to, at the Company’s option, either (a) the higher of the rate announced or published publicly from time to time by the agent as its corporate base rate of interest or the Federal Funds Rate plus 0.5%, in either case plus an applicable margin of 2.5%, or (b) the Eurodollar Rate plus an applicable margin of 2.5%. The Company is required to pay certain fees to the agent and the lenders for the underwriting commitment and the administration and use of the Credit Agreement. The underwriting commitment for the Delayed Draw Term Loan varies between 0.5% and 1.0%, based upon the date that the Delayed Draw Term Loan remains unused. The underwriting commitment for the Revolving Facility varies between 0.25% to 0.5%, based upon the Company’s Consolidated Leverage Ratio. The Company’s indebtedness under the Credit Agreement is collateralized by liens on substantially all of its assets and by a pledge of its operating and license subsidiaries’ stock and is guaranteed by those subsidiaries. The new facility allows the Company to repurchase its own stock and make permitted acquisitions and dispositions subject to the terms and limitations of the facility.
     Under the terms of the Credit Agreement, the Company is subject to a Maximum Consolidated Leverage Ratio, a Minimum Consolidated Interest Coverage Ratio, and a Minimum Consolidated Fixed Charge Coverage Ratio, as well as to negative covenants customary for facilities of this type. The Maximum Consolidated Leverage Ratio has been initially set at 7.75:1.00 and decreases over a five-year period to 4.50:1.00, with such reductions commencing April 1, 2007. The Minimum Consolidated Interest Coverage Ratio has been initially established at 1.50:1.00 and increases annually through October 2009, at which point such leverage remains at 2.00:1.00 through the remaining life of the Credit Agreement. The Company must maintain a Minimum Consolidated Fixed Charge Coverage Ratio of 1.10:1.00 throughout the entire term of the Credit Agreement.
     Within 180 days of the date of the Credit Agreement, the Company is required to enter into and maintain for a two-year period an interest rate swap agreement with a notional amount of no less than 50% of the amount outstanding under the Term B Loan.
     The Company will utilize the proceeds available under the Credit Agreement to repay borrowings under its former credit facility, as well as fund its pending acquisitions.
     The entire text of the Credit Agreement is attached hereto as Exhibit 4.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit	Description

4	Credit Agreement dated as of November 21, 2006 among Regent Broadcasting, LLC, Regent Communications, Inc. and the lenders identified therein (without exhibits, which Regent has determined are not material)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Regent Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2006	REGENT COMMUNICATIONS, INC.
	By:	/s/ ANTHONY A. VASCONCELLOS
Anthony A. Vasconcellos, Executive Vice President and
Chief Financial Officer

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